Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-4 (No. 333-172549) of TransUnion Corp. and in the related Prospectus of our report dated February 17, 2012, with respect to the consolidated financial statements and schedule of TransUnion Corp in this Annual Report (Form 10-K) for the year ended December 31, 2011.

Chicago, Illinois

February 17, 2012

/s/ Ernst & Young LLP
Ernst & Young LLP